EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-05893) of CardioTech International, Inc. of our report dated May 25, 1999, except as to the information presented in the eighth paragraph of Note I, for which the date is June 25, 1999, which includes and emphasis of matter going concern paragraph, on our audit of the consolidated financial statements of CardioTech International, Inc. for each of the two years in the period ended March 31, 1999, which report appears in this Form 10-KSB.

PricewaterhouseCoopers LLP

Boston, Massachusetts
July 10, 2000